                                                          Rule 424(b)(3)
                                                          File No. 333-38545

Pricing Supplement No. 16                                 Dated: July 14, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)



U.S. $2,500,000,000
Heller Financial, Inc.
Medium-Term Notes, Series H

(Registered Notes -Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $50,000,000                Issue Price: 100%

Original Issue Date: July 17, 1998           Stated Maturity Date: July 17, 2000

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
       (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
       (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
       (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:  [] Commercial Paper Rate [] LIBOR [] Treasury Rate
            [X] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset: Daily using previous day Fed Funds - cut off rate two days prior to interest payment date.

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
Daily using previous day Fed Funds up  to but excluding the Stated Maturity
Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 17th day of January, April, July and October, beginning October 19, 1998 up to and including the Stated Maturity Date.

Interest Determination Date(s): Daily Fed Funds - previous day Fed Funds

                                                      Rule 424(b)(3)
                                                      File No. 333-38545

Pricing Supplement No. 16                             Dated: July 14, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


Initial Interest Rate: To be determined

Index Maturity: Daily

Day Count Convention: ACT/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread (+/-):+.245%                                   Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
      Initial Redemption Date:
      The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
      Optional Repayment Dates:
      Optional Repayment Prices:

Repayment Provisions:
      (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .094%

Other Provisions: a)   AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 16
                       UNDER MTN-SERIES H PROGRAM: $1,602,000,000
                  b)   CUSIP #42333HJY9

Agent: First Chicago Capital Markets, Inc.
       One First National Plaza
       Chicago, IL 60670